Exhibit 16

KPMG LLP

Suite 1500

550 South Hope Street

Los Angeles, CA 90071-2629

May 28, 2021

Securities and Exchange Commission Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Velocity Financial, Inc. and, under the date of March 16, 2021, we reported on the consolidated financial statements of Velocity Financial, Inc. as of and for the years ended December 31, 2020 and 2019. On May 26, 2021, we were dismissed. We have read Velocity Financial, Inc.’s statements included under Item 4.01 of its Form 8-K dated May 28, 2021, and we agree with such statements, except that we are not in a position to agree or disagree with Velocity Financial, Inc.’s statements that:

1) Velocity Financial, Inc.’s Audit Committee approved the decision to change Velocity Financial, Inc.’s independent registered public accounting firm, 2) RSM US LLP was not consulted during Velocity Financial, Inc.’s two most recent fiscal years or through May 28, 2021 regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Velocity Financial Inc.’s consolidated financial statements, and neither a written report nor oral advice was provided to Velocity Financial, Inc. that RSM US LLP concluded was an important factor considered by Velocity Financial, Inc. in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement or reportable event as defined in Item 304(a)(1)(iv) and

(v) of Regulation S-K or 3) RSM US LLP was provided with and requested to review the disclosure contained under Item 4.01 of Velocity Financial Inc.’s Form 8-K dated May 28, 2021 before it was filed with the Commission and was provided the opportunity to furnish Velocity Financial, Inc. with a letter addressed to the Commission containing any new information, clarification of the expression of Velocity Financial, Inc.’s views or the respects in which RSM US LLP disagrees with the statements made by Velocity Financial, Inc.’s in its Form 8-K dated May 28, 2021 or that RSM US LLP advised Velocity Financial, Inc. it has reviewed such disclosures and has no basis upon which to submit such a letter to the Commission.

Very truly yours,

/s/ KPMG LLP

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.